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                                                                    EXHIBIT 99.1
                                   NEWS

                                        RELEASE

[ISCO LOGO]                        CONTACT: Maureen Murnane
                                   PHONE: 847-391-9492
                                   INTERNET: ir@ilsc.com


                  ISCO ACQUIRES ANF FROM LOCKHEED MARTIN CANADA

  PRESIDENT & CEO OF LOCKHEED MARTIN CANADA ELECTED TO ISCO BOARD OF DIRECTORS


Mt. Prospect, IL (December 26, 2000) - Illinois Superconductor Corporation (OTC Bulletin Board: ISCO), a leading supplier of interference management solutions for the wireless telecommunications industry, announced today that it has closed the previously announced acquisition of Lockheed Martin Canada's Adaptive Notch Filtering ("ANF") Business Unit. As part of the acquisition, Lockheed Martin Canada becomes a significant shareholder in ISCO and its President & CEO, Daniel
R. Spoor, was elected to ISCO's Board of Directors.

Lockheed Martin Canada is a highly diversified global enterprise principally engaged in the research, design, manufacture, and integration of advanced-technology products. Prior to becoming Lockheed Martin Canada's President and CEO in 1999, Mr. Spoor was Vice President-Operations for the Lockheed Martin Electronics Sector and held executive positions at the Lockheed Martin Ocean, Radar & Sensor Systems business, Vice President-Traffic Management and Vice President-Manufacturing Operations. From 1989 to 1995, Mr. Spoor was Vice President with General Signal. Earlier, during his 12 years with General Electric, he held a variety of management positions.

Dr. George Calhoun, Chief Executive Officer of ISCO, said: "The acquisition of ANF provides ISCO with three key benefits. First, ANF provides ISCO with a unique, proprietary device that both measures and filters in-band interference in wireless networks. This product complements our existing product line, which filters out-of-band interference.

"Second, Lockheed Martin Canada is now our third largest shareholder, with 2.5 million shares of common stock. That Lockheed Martin Canada accepted a pure stock transaction is, in our opinion, a strong validation of our technology and leadership in the interference management arena. We hope to find other ways of building our relationship with Lockheed Martin Canada in the future.


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"Third, our board has been augmented by Dan Spoor, Lockheed Martin Canada's top officer and a veteran of three major international businesses -- Lockheed Martin, General Signal, and General Electric. In particular, Dan's experience with advanced technology products puts him in a good position to contribute insights to ISCO as we move into the market development and manufacturing phase. Lockheed Martin Canada's choice of it's top executive to sit on ISCO's board is a very positive signal. We welcome Dan with enthusiasm."

Illinois Superconductor Corporation is a leading supplier of interference management solutions for the wireless telecommunications industry and is the industry leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. ISCO develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless services and systems.

ISCO offers the broadest range of interference management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP(TM) system. ISCO has sold more than 300 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging third generation (3G) wireless systems. 3G wireless systems are expected to replace current wireless systems over the next several years.

Illinois Superconductor Corporation is a leading supplier of interference management solutions for the wireless telecommunications industry and the industry leader in commercialization of high temperature superconducting technology for wireless telecommunication applications. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications and other wireless telecommunications services. More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

Because the Company wants to provide investors with more meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged, the fact that its assets are pledged and the restrictions imposed on the Company under its existing debt instruments, all of


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which may adversely affect the Company's ability to finance its future operations; and acceptance of, the Company's products; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.